UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Rule 14a-101)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ENERGYSOUTH, INC.
(Exact Name of Registrant as Specified in Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

     As previously disclosed, on July 25, 2008, EnergySouth, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sempra Energy (“Buyer”) and EMS Holding Corp., a wholly owned indirect subsidiary of Buyer (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), and as a result of the Merger, the separate corporate existence of Merger Sub will cease, with the Company continuing as the surviving corporation and a wholly-owned indirect subsidiary of Buyer. In the Merger each outstanding share of the Company’s common stock will be converted into the right to receive $61.50 per share in cash, without interest and less any applicable withholding tax.
     On September 8, 2008, the Company received notice of the early termination of the waiting period with respect to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     Also on September 8, 2008, the Company received confirmation that the Federal Communications Commission had consented to the transfer of certain licenses from the Company to Buyer in connection with the Merger. Additionally, after further review the Company has concluded that no approval of the Alabama Public Service Commission is required in connection with the Merger. Accordingly, the Company believes that it has now obtained all regulatory approvals or consents that are required in connection with the Merger.
     On August 27, 2008, a putative class action captioned Iconic Investors v. EnergySouth Incorporated, Case No. CV-08-1656, was filed in the Circuit Court of Mobile County, Alabama against the Company, its Board of Directors, and the Buyer in regard to the Merger. The complaint was filed by Iconic Investors, an owner of 10 shares of the Company’s common stock. The complaint alleges certain violations by the Company’s Board of Directors of its fiduciary duties under applicable law, including certain failures to disclose allegedly required information in the proxy statement for the special meeting of the Company’s stockholders relating to the Merger. The complaint seeks unspecified compensatory damages and an unspecified amount for costs and disbursements, including an award of fees for plaintiffs’ counsel and reimbursement of expenses. On September 15, 2008, the court denied plaintiff’s request for expedited discovery. The Company believes that the complaint is without merit and intends to vigorously defend the action.

Additional Information and Where to Find It
In connection with the proposed transaction, the Company has filed with the Securities and Exchange Commission (the “SEC”) and has mailed to its stockholders a proxy statement containing information about the Company, the proposed transaction and related matters. The information above is not a substitute for the proxy statement, and STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE TRANSACTION. In addition to receiving the proxy statement and a proxy card from the Company by mail, stockholders are also able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the SEC’s website (http://www.sec.gov) or by directing a request by mail or telephone to Martha Loper, Investor Relations, EnergySouth, Inc., P.O. Box 2248, Mobile, Alabama 36652, Telephone: (251) 450-4631.
The Company and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction. Information about the directors and executive officers of the Company and their respective interests in the Company by security holdings or otherwise is set forth in its proxy statement relating to the 2008 annual meeting of stockholders, which was filed with the SEC on December 17, 2007. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the transaction.